UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 1, 2010
Donegal Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15341	23-02424711

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

1195 River Road, Marietta, Pennsylvania	17547

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: 717-426-1931
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 1, 2010, Donegal Financial Services Corporation, or DFSC, along with its sole stockholders, Donegal Mutual Insurance Company and Donegal Group Inc., or DGI, and Donegal Acquisition Inc., an acquisition subsidiary DFSC owns, and Union National Financial Corporation, or UNNF, executed an amendment to the agreement and plan of merger dated as of April 19, 2010 as amended and restated as of May 20, 2010, pursuant to which UNNF and DFSC would merge. The amendment provides that, upon the merger, each share of UNNF common stock will become the right to receive 0.2134 share of Class A common stock of DGI and that amount of cash as equals $8.25 less the value of 0.2134 share of DGI Class A common stock, based on the average closing price of DGI Class A common stock for the five trading days immediately preceding the date of the merger, but in no event less than $5.05 in cash per UNNF share nor more than $5.90 in cash per UNNF share. UNNF and DFSC did not amend the merger agreement in any other respect.
     DGI incorporates by reference in this Item 1.01 the amendment to the merger agreement included as Exhibit 2.1 to this Form 8-K Report and the joint press release dated September 1, 2010 included as Exhibit 99.1 to this Form 8-K Report.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Exhibit Description
2.1
Amendment dated as of September 1, 2010 to the Agreement and Plan of Merger dated as of April 19, 2010, as amended and restated as of May 20, 2010, among Donegal Acquisition Inc., Donegal Financial Services Corporation, Donegal Mutual Insurance Company, Donegal Group Inc. and Union National Financial Corporation.

99.1	Joint Press Release of Donegal Financial Services Corporation and Union National Financial Corporation dated September 1, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DONEGAL GROUP INC.
By:	/s/ Jeffrey D. Miller
Jeffrey D. Miller, Senior Vice
President and Chief Financial Officer

Date: September 1, 2010